China Crescent Enterprises, Inc. Closes Acquisition Anticipated to Increase Profitability by 50% After Reporting $42 Million in Revenue for Trailing 12 Months Ending September 2008


DALLAS, TX--March 17, 2009 -- China Crescent Enterprises, Inc. (OTCBB: ) today announced closing an agreement to acquire an additional 25% interest in its Chinese operating subsidiary. China Crescent has increased its ownership in the operating subsidiary from 51% to 76%. Reported net income is anticipated to increase 50% as a result of the increased ownership.

China Crescent expects to report its year-end 2008 financial results on March 31, 2009. Management anticipates reporting both revenue and net income growth over the previous year's results. Reported quarterly results through 2008 consistently reported revenue and income growth compared to the same period for the previous year. The trailing 12 months revenue as of September 2008 was $42 million with a net income of $900,000. The Company's annual revenue in 2007 was $40 million with a net income of $400 thousand.

Corporate  E-mail Updates

To be added to China Crescent's e-mail database to receive company updates or to
obtain   more   information   on  the   Company,   please   send  an  e-mail  to
ir@chinacrescent.com  or call  214-722-3065.

About China Crescent  Enterprises, Inc.    (http://www.chinacrescent.com/)
                                            -----------------------------

China Crescent Enterprises, Inc. is a technology leader in the rapidly developing Chinese market specializing today in software engineering, high quality software development and digital multimedia outsourcing services delivered to customers globally. At the same time, the firm is a systems integrator and value added reseller of major global hardware brands in the Chinese domestic market.

Headquartered in Dallas with operations in Shanghai and Beijing, China Crescent bridges the gap between Western and Eastern business cultures to assist western clients in realizing the advantages of the high quality, low cost technology products and services available from China. China Crescent also assists Western clients in localizing products and services to realize the tremendous growth potential available by expanding into the Chinese Market. "SAFE HARBOR

STATEMENT" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements that involve risks and uncertainties. The statements in this release are forward-looking statements that are made pursuant to safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause China Crescent's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making investment decisions.


     Contact:
     China Crescent Enterprises, Inc.
     ir@chinacrescent.com
     214-722-3065